Exhibit 10.23

Execution Copy

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated as of July 1 , 2021 is made by and between Bonne Santé Group, Inc., a Delaware corporation (“BSG”), Bonne Santé Natural Manufacturing, Inc. f/k/a Millenium Natural Manufacturing Corp., a Florida corporation (“BSG Manufacturing”), and Doctors Scientific Organica, LLC, a Florida limited liability company (together with BSG and BSG Manufacturing, the “Company” or the “Debtor”), and Diamond Creek Capital, LLC, a Delaware limited liability company or its permitted transferees or assigns (the “Secured Party”). Capitalized terms that are defined in the Loan Agreement (defined below) and not otherwise defined herein have, unless the context otherwise requires, the respective meanings given to them in the Loan Agreement.

W I T N E S S E T H:

WHEREAS, the Secured Party has agreed to extend a loan to the Debtor pursuant to that certain Loan Agreement of even date herewith between Secured Party and Debtor (“Loan Agreement”); and

WHEREAS, in order to induce the Secured Party to extend the loan evidenced by the Loan Agreement, Debtor has agreed to execute and deliver to the Secured Party this Agreement and to grant the Secured Party a security interest in certain property of Debtor to secure the prompt payment, performance and discharge in full of all of the Debtor’s obligations under the Loan Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1 . Certain Definitions.

As used in this Agreement, the following terms shall have the meanings set forth in this Section 1. Terms used but not otherwise defined in this Agreement or the Loan Agreement that are defined in Article 9 of the UCC (such as “account”, “chattel paper”, “commercial tort claim”, “deposit account”, “document”, “equipment”, “fixtures”, “vehicles”, “replacement parts”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “proceeds” and “supporting obligations”) shall have the respective meanings given such terms in Article 9 of the UCC.

(a) “Debtor’s Books” are all Debtor’s books and records including ledgers, records regarding Debtor’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

(b) “Collateral” means all of the property and assets of Debtor, whether presently owned or existing or hereafter acquired or coming into existence, wherever situated, and all additions and accessions thereto and all substitutions and replacements thereof, and all proceeds, products and accounts thereof, including, without limitation, all proceeds from the sale or transfer of the Collateral and of insurance covering the same and of any tort claims in connection therewith, and shall include without limitation:

(i) All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located, excluding leased or financed equipment;

(ii) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Debtor’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

(iii) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

(iv) All now existing and hereafter arising accounts, contract rights, royalties, license rights, accounts receivable and all other forms of obligations owing to Debtor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Debtor, whether or not earned by performance, and any and all credit insurance, guarantees, and other security therefor, as well as all merchandise returned to or reclaimed by Debtor;

(v) All documents, cash, deposit accounts, securities (including capital stock or other equity or debt securities of any subsidiaries of Debtor), securities entitlements, securities accounts, investment property, partnership interests, membership interests, financial assets, letters of credit, letter-of-credit rights, commercial tort claims, certificates of deposit, instruments, chattel paper, notes receivable, now owned or hereafter acquired, and any and all credit insurance, guarantees, and other security therefor;

(vi) All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing;

(vii) All Debtor’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof;

(viii) All right, title and interest to the membership interests of Debtor in any affiliated entities and subsidiaries of Debtor and its interest in the income, distributions, repayment of capital contributions, deductions, losses, tax benefits, payments, sums, fees and voting rights of the Debtor in such affiliated entities and subsidiaries of Debtor, and all books and records pertaining to any of the Collateral;

(ix) All certificates, documents and instruments representing or evidencing ownership of the foregoing Collateral described in subsection (viii) above and all proceeds of such Collateral, including, without limitation, cash, property (including real and personal property) and other distributions, dividends, securities, rights and other property now or hereafter at any time or from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such Collateral;

(x) All options and other rights to subscribe for or purchase voting or nonvoting interests (including membership interest) in any such affiliated entities of Debtor, respectively, and all benefits to be derived therefrom, whether now existing or hereafter arising during the term of this Security Agreement with respect to any of the foregoing Collateral described in subsections (viii) and (ix) above;

(xi) All substituted or additional collateral required to be supplied under the terms of this Security Agreement; and

(xii) The proceeds of all of the foregoing Collateral described in subsections (viii) through (xi) above.

Notwithstanding the foregoing, nothing herein shall be deemed to constitute an assignment of any asset which, in the event of an assignment, becomes void by operation of applicable law or the applicable contract or the assignment of which is otherwise prohibited by applicable law or the applicable contract.

(c) “Obligations” means all of the Debtor’s obligations under this Agreement and the Loan Agreement, and any other instruments, agreements or other documents executed or delivered in connection herewith or with the Loan Agreement. Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation: (i) principal of, and interest on the Loan Agreement and the loans extended pursuant thereto; (ii) any and all other fees, indemnities, costs, obligations and liabilities of the Debtor from time to time under or in connection with this Agreement or the Loan Agreement; and (iii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Debtor.

(d) “UCC” means the Uniform Commercial Code of the State of Delaware or Florida and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the Collateral or this Agreement, from time to time. It is the intent of the parties that defined terms in the UCC should be construed in their broadest sense so that the term “Collateral” will be construed in its broadest sense. Accordingly, if there are, from time to time, changes to defined terms in the UCC that broaden the definitions, they are incorporated herein and if existing definitions in the UCC are broader than the amended definitions, the existing ones shall be controlling.

2 .. Grant of Security Interest.

As an inducement for the Secured Party to extend the loans as evidenced by the Loan Agreement and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, Debtor hereby pledges, grants and hypothecates to the Secured Party a security interest in and to all of its right, title and interest of whatsoever kind and nature in and to the Collateral (the “Security Interest”).

3. Delivery of Certain Collateral.

Contemporaneously or prior to the execution of this Agreement, Debtor shall deliver or cause to be delivered to the Secured Party any and all certificates and other instruments or documents representing any of the Collateral.

4. Representations, Warranties, Covenants and Agreements of the Debtor.

Debtor represents and warrants to, and covenants and agrees with, the Secured Party as follows:

(a) Debtor has the requisite corporate power and authority to enter into this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by Debtor of this Agreement and the filings contemplated therein have been duly authorized by all necessary action on the part of Debtor and no further action is required by Debtor. This Agreement has been duly executed by Debtor. This Agreement constitutes the legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity.

(b) Debtor is the sole owner of the Collateral (except for non-exclusive licenses granted by Debtor in the ordinary course of business), free and clear of all Liens and is fully authorized to grant the Security Interest.

(c) There is no proceeding involving the rights granted herein pending or, to the best knowledge of Debtor, threatened before any court, judicial body, administrative or regulatory agency, arbitrator or other governmental authority.

(d) Debtor shall at all times maintain the Collateral and its books of account and records relating to the Collateral at its principal place of business.

(e) This Agreement creates in favor of the Secured Party a valid first priority security interest in the Collateral, securing the payment and performance of the Obligations. Except for the filing of the Uniform Commercial Code financing statements referred to in the immediately following paragraph, no action is necessary to create or protect the security interests created hereunder.

(f)   Debtor hereby authorizes the Secured Party to file one or more financing statements under the UCC, with respect to the Security Interest with the proper filing and recording agencies in any jurisdiction deemed proper by them. Debtor hereby approves, ratifies and confirms any such financing statements previously filed by Secured Party and waives any right to claim that any such prior filing was not in compliance with the UCC or not pursuant to a prior authenticated record.

(g) Debtor shall at all times maintain the liens and Security Interest provided for hereunder as valid liens and security interests in the Collateral in favor of the Secured Party until this Agreement and the Security Interest hereunder shall be terminated pursuant to Section 12. Debtor hereby agrees to defend the same against the claims of any and all persons and entities. Debtor shall safeguard and protect all Collateral for the account of the Secured Party. Debtor shall, from time to time at the request of Secured Party, make and do all such acts and things and execute and deliver all such instruments, agreements, financing statements and documents as Secured Party reasonably requests in order to create, preserve, perfect, validate or otherwise protect the Security Interest, to enable Secured Party to exercise and enforce its rights and remedies hereunder and generally to carry out the provisions and purposes of this Agreement and, to this end, for greater certainty, Debtor shall, from time to time, at the request of Secured Party, execute a power of attorney in such form as may be reasonably satisfactory to Secured Party and Debtor. Debtor shall pay the cost of filing financing statements and other filed or recorded documents in all public offices wherever filing or recording is, or is deemed by the Secured Party to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, Debtor shall pay all fees, taxes and other amounts necessary to maintain the Collateral and the Security Interest hereunder.

(h) Debtor will not transfer, pledge, hypothecate, encumber, license, sell or otherwise dispose of any of the Collateral (except in the ordinary course of its business) without the prior written consent of the Secured Party.

(i) Debtor shall keep and preserve its equipment, inventory and other tangible Collateral in good condition, repair and order.

(j) Debtor shall, within ten (10) days of obtaining knowledge thereof, advise the Secured Party in sufficient detail, of any substantial and material change in the Collateral, and of the occurrence of any event which would have a material adverse effect on the value of the Collateral or on the Secured Party’s security interest therein.

(k) Debtor shall permit the Secured Party and its representatives and agents to inspect the Collateral at any time, and to make copies of records pertaining to the Collateral as may be requested by the Secured Party from time to time.

(l) Debtor shall take all steps reasonably necessary to diligently pursue and seek to preserve, enforce and collect any rights, claims, and causes of action in respect of the Collateral.

(m) Debtor shall promptly notify the Secured Party in sufficient detail upon becoming aware of any information received by Debtor that may materially affect the value of the Collateral, the Security Interest or the rights and remedies of the Secured Party hereunder.

(n) All information heretofore, herein or hereafter supplied to the Secured Party by or on behalf of Debtor with respect to the Collateral is accurate and complete in all material respects as of the date furnished.

(o) Debtor will from time to time, at its own cost and expense, promptly execute and deliver all such further instruments and documents, and take all such further action as may be necessary or desirable, or as the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder and with respect to any Collateral or to otherwise carry out the purposes of this Agreement.

The representations and warranties of Debtor contained in this Agreement shall survive for so long as any of the Obligations shall remain unpaid or unperformed and, notwithstanding any investigation made by or on behalf of Secured Party, shall continue in full force and effect for the benefit of Secured Party during such period.

5. Defaults.

The following events shall be “Events of Default”:

(a) The occurrence of an Event of Default (as defined in the Loan Agreement) under the Loan Agreement;

(b) Any representation or warranty of Debtor in this Agreement shall prove to have been incorrect in any material respect when made; or

(c) The failure by Debtor to observe or perform any of the Obligations hereunder for thirty (30) days after delivery to Debtor of notice of such failure by or on behalf of the Secured Party unless such default is capable of cure but cannot be cured within such time frame and Debtor is using commercially reasonable efforts to cure same in a timely fashion.

6. Duty To Hold In Trust.

Upon the occurrence of any Event of Default and at any time thereafter, Debtor shall upon receipt of any revenue, income, dividend, interest or other sums subject to the Security Interest, whether payable pursuant to the Loan Agreement or otherwise, or of any check, draft, note, trade acceptance or other instrument evidencing an obligation to pay any such sum, hold the same in trust for the Secured Party and shall forthwith endorse and transfer any such sums or instruments, or both, to the Secured Party for application to the satisfaction of the Obligations.

7. Rights and Remedies Upon Default.

(a) Upon the occurrence of any Event of Default and at any time thereafter, the Secured Party shall have the right to exercise all of the remedies conferred hereunder and under the Loan Agreement, and the Secured Party shall have all the rights and remedies of a secured party under the UCC.

(b) The Secured Party may comply with any applicable law in connection with a disposition of Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. The Secured Party may sell the Collateral without giving any warranties and may specifically disclaim such warranties. If the Secured Party sells any of the Collateral on credit, the Debtor will only be credited with payments actually made by the purchaser. In addition, Debtor waives any and all rights it may have to a judicial hearing in advance of the enforcement of any of the Secured Party’s rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto.

8. Applications of Proceeds.

The proceeds of any such sale, lease or other disposition of the Collateral hereunder shall, be applied first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like (including, without limitation, any taxes, fees and other costs incurred in connection therewith) of the Collateral, to the reasonable attorneys’ fees and expenses incurred by the Secured Party in enforcing its rights hereunder and in connection with collecting, storing and disposing of the Collateral, and then to satisfaction of the Obligations, and to the payment of any other amounts required by applicable law, after which the Secured Party shall pay to the Debtor any surplus proceeds. If, upon the sale, license or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party is legally entitled, the Debtor will be liable for the deficiency, together with interest thereon, at the Default Rate (as defined in the Loan Agreement), and the reasonable fees of any attorneys employed by the Secured Party to collect such deficiency.

9. Costs and Expenses.

Debtor agrees to pay all reasonable out-of-pocket fees, costs and expenses incurred in connection with any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases or termination statements related thereto or any expenses of any searches reasonably required by the Secured Party. The Debtor will also, upon demand, pay to the Secured Party the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Secured Party may incur in connection with (i) the enforcement of this Agreement, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (iii) the exercise or enforcement of any of the rights of the Secured Party under the Loan Agreement. Until so paid, any fees payable hereunder shall be added to the principal amount of the Loan Agreement and shall bear interest at the Default Rate.

10. Responsibility for Collateral.

The Debtor assumes all liabilities and responsibility in connection with all Collateral, and the Obligations shall in no way be affected or diminished by reason of the loss, destruction, damage or theft of any of the Collateral or its unavailability for any reason. Without limiting the generality of the foregoing, (a) the Secured Party (i) has no duty (either before or after an Event of Default) to collect any amounts in respect of the Collateral or to preserve any rights relating to the Collateral, or (ii) has no obligation to clean-up or otherwise prepare the Collateral for sale, and (b) Debtor shall remain obligated and liable under each contract or agreement included in the Collateral to be observed or performed by Debtor thereunder. The Secured Party shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Secured Party of any payment relating to any of the Collateral, nor shall the Secured Party be obligated in any manner to perform any of the obligations of Debtor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Secured Party in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Secured Party or to which the Secured Party may be entitled at any time or times.

11. Power of Attorney.

Debtor hereby irrevocably constitutes and designates Secured Party as and for Debtor’s attorney in fact:

(a) to exercise, upon the occurrence of an Event of Default and during the continuance thereof any of the rights exercisable and powers referenced in this Agreement, including without limitation Section 7 hereof; and

(b) to execute, upon the occurrence of an Event of Default and during the continuance thereof, all and singular such instruments, documents, and papers as Secured Party determines to be appropriate in connection with the exercise of such rights and remedies and to cause the sale, license, assignment, transfer or other disposition of the Collateral, including all filings, recordings or registrations with the US PTO required or appropriate to effect such dispositions of Collateral.

The grant of a power of attorney herein, being coupled with an interest, shall be irrevocable until this Agreement is terminated.

12. Term of Agreement.

This Agreement and the Security Interest shall terminate on the date on which all Obligations have been paid in full or terminated.

13. Further Assurances.

On a continuing basis, Debtor will make, execute, acknowledge, deliver, file and record, as the case may be, with the proper filing and recording agencies in any jurisdiction, all such instruments, and take all such action as may reasonably be deemed necessary or advisable, or as reasonably requested by the Secured Party, to perfect the Security Interest granted hereunder and otherwise to carry out the intent and purposes of this Agreement, or for assuring and confirming to the Secured Party the grant of a security interest in all the Collateral under the UCC.

14. Notices.

All notices, requests, demands and other communications hereunder shall be subject to the notice provision of the Loan Agreement.

15. Miscellaneous.

(a) No course of dealing between the Debtor and the Secured Party, nor any failure to exercise, nor any delay in exercising, on the part of the Secured Party, any right, power or privilege hereunder or under the Loan Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) All of the rights and remedies of the Secured Party with respect to the Collateral, whether established hereby or by the Loan Agreement or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

(c) This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof and are intended to supersede all prior negotiations, understandings and agreements with respect thereto. Except as specifically set forth in this Agreement, no provision of this Agreement may be modified or amended except by a written agreement specifically referring to this Agreement and signed by the parties hereto.

(d) In the event any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, unless such provision is narrowed by judicial construction, this Agreement shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable. If, notwithstanding the foregoing, any provision of this Agreement is held to be invalid, prohibited or unenforceable in any jurisdiction, such provision, as to such jurisdiction, shall be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining portion of such provision or the other provisions of this Agreement and without affecting the validity or enforceability of such provision or the other provisions of this Agreement in any other jurisdiction.

(e) No waiver of any breach or default or any right under this Agreement shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default or right, whether of the same or similar nature or otherwise.

(f)   This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns. Notwithstanding the foregoing, the Debtor may not assign the rights or obligations of the Debtor hereunder or any interest herein without the prior written consent of the Secured Party and any such assignment without the Secured Party's prior written consent shall be null and void. The Secured Party may assign or grant participation with respect to all or a portion of its rights and obligations under this Agreement without the consent of the Debtor or any other Person.

(g) In all cases where there is more than one Debtor, then all words used in this Agreement in the singular shall be deemed to have been used in the plural where the context and construction so require; and where there is more than one Debtor named in this Agreement or when this Agreement is executed by more than one Debtor, the word “Debtor” shall mean all and any one or more of them.

(h) Each party shall take such further action and execute and deliver such further documents as may be necessary or appropriate in order to carry out the provisions and purposes of this Agreement.

(i) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

(j) This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed on the day and year first above written.

DEBTOR:		SECURED PARTY:

Bonne Santé Group, Inc.,		Diamond Creek Capital, LLC,
a Delaware corporation		a Delaware limited liability company

By:	/s/ Alfonso J. Cervantes	By:	/s/ Thomas Harrison
Name:	Alfonso J. Cervantes		Managing Director
Its:	Executive Chairman

Bonne Santé Natural Manufacturing, Inc.,
a Florida corporation

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Its:	Executive Chairman

Doctors Scientific Organica, LLC,
a Florida limited liability company

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Its:	Executive Chairman

[Signature Page to Security Agreement]